Exhibit 10.31

[Company Letterhead]

July 19, 2005

Mr. Robert George

10 Saddleridge Road

Holliston, MA 01746

Dear Robert:

                Pursuant to our various conversations, I am confirming the offer by Family Dollar Stores, Inc. (the “Company”) for your employment in the position of Executive Vice President and Chief Merchandising Officer. The terms of your employment are set forth below, subject to your acceptance and the approval of the Compensation Committee of the Company’s Board of Directors.

Starting Date of Employment

You will begin your employment with the Company on a full-time basis, not later than August 15, 2005.

Annual Compensation

Your starting annual base salary will be $350,000 and may be increased from time to time in the Compensation Committee’s discretion. In addition, you will qualify for a bonus for the Company’s 2006 fiscal year under our Target Bonus Program with a “target” payment of 50% of your salary, subject to all terms of said Plan and the Company’s achievement of its earnings goals; provided that payment of 50% of your target bonus for the 2006 fiscal year will be made without regard to the Company’s achievement of its target bonus earning goals.

Stock Options

Within the first week of your employment you will receive a stock option grant for the purchase of 75,000 shares of the Company’s common stock pursuant to the Company’s 1989 Non-Qualified Stock Option Plan.  In addition, you will receive a stock option grant for 70,000 shares of the Company’s common stock as a part of the Company’s stock option grant program on or about September of 2005 and will be eligible for additional stock option grants in future years.  As discussed, the Company is currently considering adding a stock performance plan to its long-term incentive (“LTI”) plan.  If this program is adopted as part of our LTI program, you may receive a combination of performance shares and stock options which will have a combined value at least as great as the 70,000 options noted above.  Appropriate valuations with regard to these grants will be made by HayGroup Consulting.

Cash Payments

In addition to the other payments set forth herein, the Company will pay you the sum of $50,000 within thirty days of the commencement of your employment and, an additional $50,000 on the first anniversary of the date of your initial employment with the Company, whether or not you are still employed by the Company on that date.

Severance Payments

If your employment with the Company is terminated by the Company for any reason, other than for Cause, within the initial two years of such employment, the Company will provide severance benefits to you equal to your then current annual base salary for a period of one hundred twenty (120) days.  Severance payments shall be made in four (4) equal monthly payments and shall be reduced or eliminated by any salary, bonus or other compensation paid, payable or earned by you during such period from any subsequent employment. You will use your best efforts to promptly obtain suitable employment during such severance period.  For purposes of this provision, “Cause” shall mean: (i) your willful failure to comply with reasonable written directives of the Board or executive management of the Company; (ii) chronic absenteeism not resulting from an illness or medical condition that prevents you from performing your duties for 90 days or longer; or (iii) willful misconduct or gross negligence.

Indemnification

The Company will reimburse you for reasonable attorneys’ fees and related expenses you may incur in connection with any action, suit or proceeding to which you may be made a party by reason of restrictive covenants you made with your prior employer as to which you have advised the Company.

Other Benefits

You will be eligible to receive four weeks (20 days) of vacation per year consistent with the Company’s vacation policies.  In addition, you will receive various benefits offered to other officers of the Company in accordance with the terms of the Company’s benefit plans, effective thirty (30) days after your actual start date.  A summary of those benefits has previously been provided to you. Please note that you will qualify for our supplemental health care program (MERP) which pays 70% of health care costs in addition to those covered under basic health insurance programs. We will also provide relocation and moving benefits as previously provided to you. Of course, you will receive all of the tools useful to perform your duties at Family Dollar such as a cell phone, computer and “Blackberry” device.

Robert, I believe the foregoing fully sets forth our understandings regarding your employment.  If you concur, please sign one copy of this letter and return it to me.  We are excited that you are joining the Family Dollar team and look forward to seeing you soon.

Sincerely,

/s/ Howard R. Levine
Howard R. Levine
Chairman of the Board and
Chief Executive Officer

Accepted by:

/s/ Robert George
Robert George
Date:	7/19/05